___________________________________________________________________________
As filed with the Securities and Exchange Commission on April 2, 1996.
                                          Registration No. 33-________
___________________________________________________________________________

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-3
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933

                      CUMMINS ENGINE COMPANY, INC.
          (Exact name of registrant as specified in its charter)

             Indiana                                  35-0257090
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

       500 Jackson Street, Box 3005, Columbus, Indiana  47202-3005
                             (812) 377-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Mark R. Gerstle
               Vice President, General Counsel and Secretary
                       Cummins Engine Company, Inc.
                            500 Jackson Street
                         Columbus, IN  47202-3005
                              (812) 377-5000

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     Copies to:  Kris F. Heinzelman, Esq.
                   Cravath, Swaine & Moore, Worldwide Plaza,
                   825 Eighth Avenue, New York, N.Y. 10019-7415
                                (212) 474-1000


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________
                                                     Proposed
                                       Proposed      Maximum
Title of each Class       Amount       Maximum       Aggregate    Amount of
of Securities to be       to be     Offering Price   Offering    Registration
Registered              Registered   Per Share (1)   Price (2)       Fee
_____________________________________________________________________________
Common Stock,
$2.50 par value         3,200,000
per share               shares         $40.75      $130,400,000    $44,966
_____________________________________________________________________________

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Calculated in accordance with Rule 457(c) under the Securities Act based upon the high and low price of securities of the same class on April 1, 1996, as quoted per the New York Stock Exchange composite Tape.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
_____________________________________________________________________________

Prospectus
                       CUMMINS ENGINE COMPANY, INC.

                             3,200,000 Shares
                  Common Stock, par value $2.50 per share

          This Prospectus relates to 3,200,000 shares of common stock, par value $2.50 per share (the "Common Stock"), of Cummins Engine Company, Inc., an Indiana corporation (the "Company"), owned by the shareholders named herein under the caption "Selling Shareholders" (the "Selling Shareholders") which shares of Common Stock are being offered for sale pursuant hereto for the account of such Selling Shareholders. This Prospectus is to be used in connection with the sale from time to time by the Selling Shareholders of such shares of Common Stock. This Prospectus also relates to such indeterminate number of additional shares of Common Stock as may be issued to the Selling Shareholders, pursuant to any stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.

          The Company has agreed with the Selling Shareholders to register the Common Stock offered hereby and also has agreed to pay certain fees and expenses incident to such registration. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Common Stock will be approximately $52,816.00. The Company intends to keep the registration statement, of which this Prospectus is a part, effective until the earlier of March 8, 1999 and the date all the Common Stock offered hereby has been sold hereunder.

         The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") under the symbol "CUM". On April 1, 1996, the last sale price on the NYSE for one share of Common Stock of the Company was $40.375.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Common Stock may be offered for sale from time to time during the periods specified herein by the Selling Shareholders in one or more transactions described herein on the NYSE, PSE or any other securities exchange on which the Common Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. See "Plan of Distribution". The price at which any of the shares of Common Stock may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. It is understood that the Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, persons effecting resales of Common Stock purchased and dealers or brokers handling such transactions may be deemed (such persons not so conceding) to be "underwriters" within the meaning of the Securities Act of 1933, and the rules and regulations promulgated thereunder (the "Securities Act"), with respect to such sales.
                    _________________________________
              The date of this Prospectus is April 2, 1996.

          No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Common Stock offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of or offer to sell the Common Stock offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                          AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section,
Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which the Company's Common Stock is listed.

          This Prospectus forms a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the "Registration Statement") which the Company has filed under the Securities Act with respect to the Common Stock. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                     DOCUMENTS INCORPORATED BY REFERENCE

          This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person to whom this Prospectus is delivered, on written or oral request, without charge. Requests should be directed to Cummins Engine Company, Inc., 500 Jackson Street, Columbus, Indiana, 47202-3005, Attention: Shareholder Relations (telephone number (812) 377-5000).

          The Company hereby incorporates by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                THE COMPANY

          Cummins Engine Company, Inc. ("the Company") is a leading worldwide designer and manufacturer of diesel engines, ranging from 76 to 6,000 horsepower. The Company also produces natural gas engines and engine components and subsystems. The Company provides power for a wide variety of equipment in its key markets: heavy-duty truck, midrange truck, power generation, bus and light commercial vehicles, industrial products and marine.

          The Company sells its products to original equipment manufacturers, distributors and other customers worldwide and conducts manufacturing, sales, distribution and service activities in most areas of the world. Sales of products to major international firms outside North America are transacted by exports directly from the United States and shipments from foreign facilities (operated through subsidiaries, affiliates, joint ventures or licensees) which manufacture and/or assemble the Company's products.

          In 1995, approximately 58 percent of net sales were made in the United States. Major international markets include Europe (15 percent of net sales); Asia, the Far East and Australia (14 percent of net sales); Canada (7 percent of net sales); and Mexico and South America (4 percent of net sales).

                            USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sales from time to time of the Common Stock offered hereby. All proceeds from the sale of the Common Stock offered hereby will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution".

                      DESCRIPTION OF COMMON STOCK

          The following is a description of certain terms of the Common Stock. This description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Company's Restated Articles of Incorporation.

          General. The Company is authorized to issue up to 150,000,000 shares of Common Stock. As of January 28, 1996, there were approximately
40.2 million shares of Common Stock outstanding. At December 31, 1995, the approximate number of holders of record of the Company's Common Stock was 5,000. Subject to the limitations described below and the prior rights of the Company's Preferred Stock (the "Preferred Stock") and the Company's Preference Stock (the "Preference Stock"), the Common Stock, $2.50 par value, of the Company is entitled to dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share. There is no provision for cumulative voting or preemptive rights. The holders of the Preferred Stock and the holders of the Preference Stock are each entitled to elect two directors of the Company upon default in the payment of six quarterly dividends on any series of such class and have voting rights with respect to amendments of the Restated Articles of Incorporation affecting certain of their rights and in the case of certain mergers, consolidations and dispositions of substantially all the Company's assets. Upon any liquidation, voluntary or involuntary, of the Company, holders of Common Stock are entitled ratably to all the assets of the Company after payment of the Company's liabilities and satisfaction of the liquidation preferences of the Preferred Stock and the Preference Stock. The outstanding shares of Common Stock are, and any shares of Common Stock offered pursuant to a Prospectus Supplement will be, upon issuance against full payment therefor, fully paid and nonassessable.

          The Company's Common Stock is listed on the New York and Pacific Stock Exchanges. The transfer agent and registrar for the Common Stock is The First National Bank of Chicago, Chicago, Illinois.

          Dividends. No dividends or distributions may be declared or paid or made on, or acquisitions made of, any Common Stock unless dividends on all outstanding Preferred Stock and Preference Stock for all past quarterly dividend periods have been declared and paid or a sum sufficient for payment set apart. A number of the agreements under which the Company has borrowed money restrict the Company's payment of dividends (other than stock dividends) and distributions on and the redemption, purchase and acquisition by the Company of its capital stock, including the Preferred Stock and the Preference Stock. These restrictions typically limit the sum of all such payments, distributions, redemptions, purchases and acquisitions from a given date to a specified amount of retained earnings at such date plus consolidated net income and the net proceeds to the Company from the sale of its capital stock and indebtedness converted into such stock after such date. Several such agreements require the Company to maintain minimum net worth and working capital at specified levels. In addition, at any time the Company is in default under its revolving credit facility or certain other financing arrangements, the Company would be prohibited from paying dividends. The Company is presently unaware of any facts or circumstances that would give rise to any such default.

          Shareholders' Rights Plan. The Company has a Shareholders' Rights Plan which it first adopted in 1986 (the "Rights Plan"). The Rights Plan provides that each share of Common Stock has associated with it a stock purchase right. The Rights Plan becomes operative when a person or entity acquires 15% of the Common Stock or commences a tender offer to purchase 20% or more of the Common Stock without the approval of the Company's Board of Directors. In the event a person or entity acquires 15% of the Common Stock, each right, except for the acquiring person's rights, can be exercised to purchase $400 worth of Common Stock for $200. In addition, for a period of 10 days after such acquisition, the Board of Directors can exchange such right for a new right which permits the holders to purchase one share of Common Stock for $1. If a person or entity commences a tender offer to purchase 20% or more of the Common Stock, unless the Board of Directors redeems the rights within 10 days of the event, each right can be exercised to purchase one share for $200. If the person or entity becomes an acquiring person, then the provisions noted above apply. The Rights Plan also allows holders of the rights to purchase shares of the acquiring person's stock at a discount if the Company is acquired or 50% of the assets or earnings power of the Company is transferred to an acquiring person.

          Antitakeover Provisions of Indiana Law. Indiana Code 23-1-42 (the "Control Share Act") provides that any person or group of persons that acquires the power to vote more than one-fifth of certain corporations' shares shall not have the right to vote such shares unless granted voting rights by the holders of a majority of the outstanding shares of the corporation and by the holders of a majority of the outstanding shares excluding "interested shares". Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained, additional shareholder approvals are required when a shareholder acquires the power to vote more than one-third and more than a majority of the voting power of the corporation's shares. In the absence of such approval, the additional shares acquired by the shareholder may not be voted.

          If the shareholders grant voting rights to the shares after a shareholder has acquired more than a majority of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of their shares in cash from the corporation. If voting rights are not accorded to the shares, the corporation may have the right to redeem them. The provisions of the Control Share Act do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

          The Company's By-laws provide that the Company is not subject to the Control Share Act; however, such By-laws may be amended by the Board of Directors without a shareholder vote.

          Indiana Code Section 23-1-43 (the "Business Combination Act") prohibits a person who acquires beneficial ownership of 10% or more of certain corporations' shares (an "Interested Shareholder"), or any affiliate or associate of an Interested Shareholder, from effecting a merger or other business combination with the corporation for a period of five years from the date on which the person became an Interested Shareholder, unless the transaction in which the person became an Interested Shareholder was approved in advance by the corporation's Board of Directors. Following the five-year period, a merger or other business combination may be effected with an Interested Shareholder only if (a) the business combination is approved by the corporation's shareholders, excluding the Interested Shareholder and any of its affiliates or associates, or (b) the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the Interested Shareholder in acquiring its interest in the corporation, with certain adjustments, and certain other requirements are met. The Business Combination Act broadly defines the term "business combination" to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an Interested Shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.

          The overall effect of the above provisions may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

          Investment Agreements.  In July 1990, the Company entered into
(i) an Investment Agreement with Ford Motor Company ("Ford") pursuant to which, among other things, in consideration of $100,000,000 received from Ford, Ford was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series F (the "Series F Preference Stock"), which Series F Preference Stock was subsequently converted into 1,600,000 shares of Common Stock (3,200,000 shares on a stock split basis), (ii) an Investment Agreement with Tenneco Inc., a Delaware corporation ("Tenneco"), pursuant to which, among other things, in consideration of $100,000,000 received from Tenneco, Tenneco was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series T (the "Series T Preference Stock"), which Series T Preference Stock was subsequently converted into 1,600,000 shares of Common Stock (3,200,000 shares on a stock split basis) and (iii) an Investment Agreement with Kubota Corporation, a Japanese corporation ("Kubota"), pursuant to which, among other things, in consideration of $49,985,000 received from Kubota, Kubota was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series K (the "Series K Preference Stock"), which Series K Preference Stock was subsequently converted into 799,760 shares of Common Stock (1,599,520 shares on a stock split basis). The consideration received from each of Ford, Tenneco and Kubota (individually, an "Investor" and collectively, the "Investors") represented a price of $62.50 per share of Common Stock ($31.25 per share on a stock split basis).

          In July 1990, the Company also entered into a Stock Option Agreement with Ford, pursuant to which, among other things, for a six-year period Ford has an option (the "Option") to purchase 1,480,702 shares (2,961,404 shares on a stock split basis) of Common Stock, subject to adjustment for various actions that Ford or the Company may or may not take, at a price per share equal to the higher of (x) $62.50 per share ($31.25 per share on a stock split basis) and (y) 120% of the Market Price (as defined in such Stock Option Agreement) at the time of exercise of the Option thereunder.

          The Investment Agreement with each Investor, among other things, prohibits each Investor and its affiliates (as defined in Rule 12b-2 under the Exchange Act), except in limited circumstances, from (i) acquiring additional securities of the Company having the ordinary power to vote, in the absence of contingencies, in the election of directors of the Company ("Voting Securities") in excess of the percentage limitation specified therein (in the case of Ford 10.8% (plus the shares purchased pursuant to the Option), in the case of Tenneco 10.8%, and in the case of Kubota 5.4%;
(ii) making any public announcement or proposal regarding any merger, consolidation or certain other extraordinary transactions unless solicited by the Company's Board of Directors; (iii) participating in any solicitation of proxies or election contest; (iv) proposing any matter for submission to a vote of the Company's shareholders; (v) participating in a group with respect to any Voting Securities; (vi) granting any proxy to any person not designated by the Company; (vii) entering into any discussions, negotiations, arrangements, or understandings with respect to any of the foregoing provisions; (viii) disclosing to any third party any intention, plan or arrangement inconsistent with the foregoing provisions or the provisions regarding restrictions on transfers of Voting Securities; and
(ix) requesting the Company to waive, amend or modify any standstill provision.

          If an Investor's interest is diluted through subsequent issuances of Voting Securities by the Company, each Investor has the right under its Investment Agreement to purchase additional Voting Securities of the Company in the open market, through privately negotiated transactions or directly from the Company (on the same terms as such subsequent issuances in the case of acquisitions directly from the Company), up to an amount that would result in the Investor beneficially owning the same percentage of the total Voting Securities as that owned immediately prior to such issuances. In the event that an Investor elects to acquire some or all of such shares of Common Stock, the Company could be required to issue new shares of Common Stock to such Investor.

          If the Company issues Voting Securities to a person that would have a higher percentage interest of Voting Securities than Ford, Ford has the right pursuant to its Investment Agreement to purchase Voting Securities from the Company, on the same terms, up to such higher percentage. In the event any manufacturer or wholesale distributor of automobiles or trucks having annual or consolidated worldwide automobile or truck sales in excess of $100,000,000 or any affiliate thereof ("Manufacturers") (i) files a Schedule 13D in respect of the acquisition of Voting Securities in the open market or through privately negotiated transaction or (ii) makes a filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976 evidencing an intent to acquire Voting Securities, Ford would be permitted to buy, in the open market or, at the option of the Company, from the Company, Voting Securities representing the highest total voting power of Voting Securities of such Manufacturer; provided that Ford may not purchase more than a 10% interest in the Company in such transactions and that the number of shares purchasable upon exercise of the Option is reduced by the number of shares so purchased. The Investment Agreement with Ford provides that the Company will not issue or sell Voting Securities to any Manufacturer; provided that such prohibition will terminate in the event that Ford sells Voting Securities representing in excess of 33% of the voting power of the Voting Securities beneficially owned by it (excluding, for purposes of the calculation of such percentage, certain permitted sales and Voting Securities which may in the future be acquired by Ford pursuant to certain provisions of its Investment Agreement).

          In the event the Board of Directors approves any transaction pursuant to which the Company is to be acquired in a merger, consolidation or sale of substantially all its assets, or pursuant to which a person is to acquire voting securities representing a majority of the voting power of all then outstanding Voting Securities, then, as long as that transaction is being pursued, each Investor would be permitted to make a tender or exchange offer notwithstanding the restrictions on acquiring additional Voting Securities and on making acquisition proposals described above.

          Except in limited circumstances, each Investment Agreement prohibits transfers or sales of Voting Securities by the Investor for six years. After six years each Investor is subject to other limited restrictions on transfer, as more fully set forth in their respective Investment Agreements.

          Notwithstanding the transfer restrictions, each Investor is permitted to tender its Voting Securities into a tender or exchange offer commenced by the Company (or a subsidiary of the Company) or approved by the Board of Directors. If any other tender or exchange offer is consummated and the bidder acquires Voting Securities representing more than 50% of the voting power of the Voting Securities then outstanding, each Investor has the right to require the Company to purchase the amount of Voting Securities which would have been purchased in that offer had such Investor tendered its shares.

          Each Investor is free to vote its Voting Securities as it sees fit on any matter submitted to a vote of the Company's shareholders except that each Investor is required to vote for the election of all nominees included in the Company's slate of directors.

          In the event the Company enters into an agreement pursuant to which it agrees to issue shares to a person that would have more than a 10% interest in the Company, Ford and Tenneco would be given the benefit of any terms more favorable (other than price and amount of securities being purchased) than those in their respective Investment Agreements.

          Each of Ford and Tenneco, pursuant to their respective Investment Agreements, is entitled to designate one person (reasonably satisfactory to the Company) for election to the Board of Directors. Ford is presently entitled to designate at least one such person, and may in the future be entitled to designate more, depending upon and in proportion to its percentage ownership in the Company. Neither Ford nor Tenneco will be entitled to designate any persons for election to the Board of Directors if its respective percentage ownership of the voting power of the Company's voting securities drops to below 10% as a result of the transfer of voting securities.

          The term of each Investment Agreement is until the earlier of
(i) the later of six years and the first date on which the respective Investor ceases to beneficially own Voting Securities representing at least 5% of the total voting power of all then outstanding Voting Securities and
(ii) ten years; provided that certain provisions of the respective Investment Agreements will explicitly survive their stated terms.

          In connection with the Investment Agreements, the Company modified the Rights Plan to provide that (i) Ford would not be deemed an "Acquiring Person" thereunder; provided that Ford does not acquire Beneficial Ownership of Common Shares (as defined therein) except as permitted by the Investment Agreement and Stock Option Agreement between the Company and Ford and (ii) Tenneco would not be deemed an "Acquiring Person" thereunder; provided that Tenneco does not acquire Beneficial Ownership of Common Shares except as permitted by the Investment Agreement between the Company and Tenneco. Pursuant to, and as provided in, the Investment Agreements the Company also agreed to further amend the Rights Plan to permit acquisitions of Voting Securities permitted by the Investment Agreements.

          Pursuant to a Joinder in Agreement dated as of December 29, 1993, Bankers Trust Company as trustee (the "Tenneco Trustee") of the Tenneco Inc. General Employment Benefit Trust (the "Tenneco Trust") became a party to the Investment Agreement with Tenneco pursuant to which Tenneco, with the consent of the Company, transferred the 3,200,000 shares of Common Stock of the Company held by it to the Tenneco Trustee. On March 8, 1996, the Tenneco Trustee transferred such shares (a) as to 958,200 shares, to the Investment Company of America ("ICA"), (b) as to 500,000 shares, to Fundamental Investors Inc. ("FI") and (c) as to 1,741,800 shares, to the Northern Trust Company (the "Cummins Trustee") as trustee of the Cummins Engine Company, Inc. and Affiliates Collective Investment Trust. All such shares of Common Stock of the Company may be sold pursuant to this Prospectus. See "Plan of Distribution". In connection with such transfer, the Company was released from all its obligations under the Investment Agreement with Tenneco and the Tenneco Trustee from March 8, 1996.

          The foregoing descriptions of the Investment Agreements with each of Ford, Tenneco and Kubota, the Amendment to the Rights Agreement and the Joinder in Agreement are subject to, and qualified in their entirety by, reference to each such agreement, certificate or document.

                            SELLING SHAREHOLDERS

          The following table sets forth as of the date of this Prospectus, the name of each Selling Shareholder, the nature of any position, office or other material relationship that such Selling Shareholder has had within the past three years with the Company or any of its affiliates and the number of shares of Common Stock which each such Selling Shareholder owned as of such date. The table also sets forth the number of shares of Common Stock owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus and the number of shares of Common Stock to be held by each such Selling Shareholder assuming the sale of all the Common Stock offered hereby. The Company may amend or supplement this Prospectus from time to time to disclose the names, relationships to the Company and holdings of Common Stock of additional Selling Shareholders or to update the disclosure set forth herein.

__________________________________________________________________________
                  Number of         Number of          Number of Shares
Name and          Shares of         Shares of          of Common Stock
Relationship      Common Stock      Common Stock       Owned Assuming the
to the            Owned as of the   Which May Be       Sale of All of the
Company,          Date of this      Sold Pursuant to   Shares Offered
if any            Prospectus        this Prospectus    Hereby
__________________________________________________________________________
Investment
Company of
America               958,200            958,200              0
__________________________________________________________________________
Fundamental
Investors Inc.        500,000            500,000              0
__________________________________________________________________________
The Northern
Trust Company as
trustee of the
Cummins Engine
Company, Inc.
and Affiliates
Collective
Investment Trust    1,741,800          1,741,800              0
__________________________________________________________________________
Total               3,200,000          3,200,000              0
__________________________________________________________________________


                           PLAN OF DISTRIBUTION

          Of the 3,200,000 shares of Common Stock offered hereby
(a) 958,200 shares (the "ICA Shares") are being offered by ICA and 500,000 shares (the "FI Shares") are being offered by FI, in each case, pursuant to a Consent and Agreement (the "First Consent and Agreement") dated as of March 7, 1996 among Tenneco, the Company, the Tenneco Trustee as trustee of the Tenneco Trust, ICA and FI; and (b) 1,741,800 shares (the "Cummins Trust Shares" and, with the FI Shares and the ICA Shares, the "Shares") are being offered by the Cummins Trustee (with ICA and FI, the "Selling Shareholders") as trustee of the Cummins Engine Company, Inc. and Affiliates Collective Investment Trust pursuant to a Consent and Agreement dated as of March 7, 1996 (the "Second Consent and Agreement" and, with the First Consent and Agreement, the "Consents and Agreements"), among the Tenneco Trustee and The Northern Trust Company as Trustee of the Cummins Engine Company, Inc. and Affiliates Collective Investment Trust. The Shares may be offered for sale by the Selling Shareholders named herein from time to time pursuant and subject to the applicable provisions of the Consents and Agreements. Pursuant to such provisions, this Prospectus shall be available for the offer and sale of the Shares subject to certain Blackout Periods described below. Under the Consents and Agreements, the Company is required to maintain the effectiveness of the Registration Statement until March 8, 1999 or, if sooner, until all the Shares covered by such registration statement have been sold thereunder.

          Pursuant to the Consents and Agreements, the Company is entitled to elect that the Registration Statement not be useable, for a reasonable period of time, but not in excess of 90 days (a "Blackout Period"), if the Company determines in good faith that the distribution of Shares pursuant to the Registration Statement (or the use of the Registration Statement or this Prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof and promptly gives ICA, FI and the Cummins Trustee written notice of such determination, provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive 12 months during the period from the date hereof until March 8, 1999 shall not exceed 180 days.

          The Common Stock may be offered for sale on the NYSE, PSE or any other securities exchange on which the Common Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. Subject in all cases to the restrictions contained in the Consents and Agreements, the Common Stock may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

          In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institutions which require the delivery of such broker-dealer or other financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may, subject to the Consents and Agreements, effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

          Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with sales pursuant hereto. Any such remuneration will be disclosed in a prospectus or prospectus supplement filed under the Securities Act. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

          Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders, as will the costs of legal counsel and accountants for the Selling Shareholders. The Selling Shareholders and the Company have agreed that, in the event that any offering pursuant to the Registration Statement is an underwritten offering, they shall enter into an Indemnification Agreement providing for indemnification of the Selling Shareholders by the Company and indemnification of the Company by the Selling Shareholders, on terms customary for such agreements at such time.

                                 LEGAL MATTERS

          The validity of the shares of Common Stock offered by the Selling Shareholders will be passed upon for the Company by Mark R. Gerstle, Vice President, General Counsel and Secretary of the Company.

                                   EXPERTS

          The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports thereon set forth therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or any other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                            _________________


                           Table of Contents
                           _________________
                                                              Page
                                                              ____

Available Information                                           4
Documents Incorporated by Reference                             5
The Company                                                     5
Use of Proceeds                                                 6
Description of Common Stock                                     6
Selling Shareholders                                           13
Plan of Distribution                                           14
Legal Matters                                                  16
Experts                                                        16

                        Cummins Engine Company, Inc.


                               Common Stock
                             ($2.50 par value)



                         Prospectus Dated April 2, 1996

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

     The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee.

     Securities and Exchange Commission Filing Fees       $44,966.00

     Accounting Fees                                      $ 2,850.00

     Legal Fees                                           $ 5,000.00
                                                          __________

          Total Expenses                                  $52,816.00

*Expenses of this offering, other than commission expenses and brokerage fees, set forth above will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

     Article VI of the By-laws of the Corporation sets forth certain rights of the directors and officers of the Corporation to indemnification.

     Section 23-1-37 of the Indiana Code provides that Indiana corporations have the power to indemnify their directors, officers, employees and agents against certain expenses and liabilities in connection with actions, suits and proceedings and the power to maintain certain insurance policies against liabilities incurred by such officers, directors, employees and agents.

     The Corporation maintains insurance policies that provide for indemnification of directors, officers, employees and agents against certain liabilities.

Item 16.  Exhibits

     Exhibits filed as part of this Registration Statement are listed in the Exhibit Index on page E-1.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  As to documents subsequently filed that are incorporated by
reference:     The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) As to indemnification: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES
                              __________

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUMMINS ENGINE COMPANY, INC.



By      /s/Kiran M. Patel                 By     /s/John McLachlan
       __________________                        _________________
       Kiran M. Patel                            John McLachlan
       Vice President and Chief                  Vice President -
       Financial Officer                         Corporate Controller
       (Principal Financial                      (Principal Accounting
        Officer)                                  Officer)


Date:  April 2, 1996


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                 Title                                  Date
__________                 _____                                  ____


                           Director & Chairman of the Board       4/2/96
       *                   of Directors & Chief Executive
_____________________      Officer (Principal Executive Officer)
(James A. Henderson)

       *                   Director and President & Chief         4/2/96
_____________________      Operating Officer
(Theodore M. Solso)

       *                                                          4/2/96
_____________________      Director
(Harold Brown)

       *
_____________________      Director                               4/2/96
(K. R. Dabrowski)

       *
_____________________      Director                               4/2/96

(Robert J. Darnall)

       *
_____________________      Director                               4/2/96
(W. Y. Elisha)

       *
_____________________      Director                               4/2/96
(Hanna H. Gray)

       *
_____________________      Director                               4/2/96
(J. Irwin Miller)

       *
_____________________      Director                               4/2/96
(William I. Miller)

       *
_____________________      Director                               4/2/96
(Donald S. Perkins)

       *
________________________   Director                               4/2/96
(William  D. Ruckelshaus)

       *
_____________________      Director                               4/2/96
(H. B. Schacht)

       *
_____________________      Director                               4/2/96
(F. A. Thomas)

       *
_____________________      Director                               4/2/96
(J. Lawrence Wilson)




By     /s/Mark R. Gerstle
       __________________
       Mark R. Gerstle
       Attorney-in-fact

                       CUMMINS ENGINE COMPANY, INC.
                               EXHIBIT INDEX
                       ____________________________


3(a) Restated Articles of Incorporation of Cummins Engine Company, Inc., as amended (incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended April 3, 1994, by reference to Quarterly Report on Form 10-Q for the quarter ended October 1, 1989 and by reference to Form 8-K, dated July 26, 1990).

3(b) By-laws of Cummins Engine Company, Inc., as amended and restated effective as of August 12, 1994 (incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended October 2, 1994).

5 Opinion of Mark R. Gerstle, Vice President, General Counsel and Secretary, with respect to securities registered hereunder (filed herewith).

23.1    Consent of Mark R. Gerstle, Esq. (included in Exhibit 5).

23.2    Consent of Arthur Andersen LLP (filed herewith).

24      Powers of Attorney (filed herewith).

99.1 Consent and Agreement dated as of March 7, 1996 among Tenneco Inc., Cummins Engine Company, Inc., Bankers Trust Company as trustee of the Tenneco Inc. General Employee Benefit Trust, the Investment Company of America and Fundamental Investors, Inc.
        (filed herewith).

99.2 Consent and Agreement dated as of March 7, 1996 among Tenneco Inc., Cummins Engine Company, Inc., Bankers Trust Company as trustee of the Tenneco Inc. General Employee Benefit Trust and The Northern Trust Company as trustee of the Cummins Engine Company, Inc. and Affiliates Collective Investment Trust (filed herewith).